EXHIBIT 2


                                    AGREEMENT

         This Agreement is made and entered into as of the 24th day of June, 1998, by and among Automatic Systems Developers, Inc., a New York corporation ("ASD"); High Technology Computers, Inc., a New York corporation ("HTC") (ASD and HTC are each a "Borrower" and collectively, the "Borrowers"), ASD Group, Inc., a Delaware corporation ("Holdings"); the financial institutions which are now or hereafter become a party to the Credit Agreement (as defined below)(the "Lenders") and PNC Bank, National Association (the "Agent"), as agent for the Lenders.

                                    RECITALS

         A. The Borrowers, Lenders, and PNC are parties to a Revolving Credit, Term Loan and Security Agreement dated December 18, 1997 (the "Credit Agreement") pursuant to which the Lenders have made certain Advances to the Borrowers in the form of Revolving Advances and a Term Loan.

         B. Holdings is the parent of the Borrowers and has guaranteed the obligations of the Borrowers under such Credit Agreement.

         C. Certain Events of Default have occurred under the Credit Agreement, namely the failure of Borrower and Holdings to meet certain financial and non-financial covenants and failure to make certain payments of principal and interest to subordinated creditors of the Borrowers.

         D. The maximum credit facility provided by the Credit Agreement is a revolving loan of up to $4,500,000.00.

         E. The parties wish to come to some agreement with respect to the Advances, defaults and the Credit Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the undersigned agree as follows:

         1.       RECITALS. The foregoing recitals are true and correct.

         2. ACKNOWLEDGEMENTS. The Borrowers and Guarantors hereby acknowledge and ratify that there currently are existing the following Defaults under the Credit Agreement, namely Defaults arising due to breaches of Sections 6.5 and 6.6 of the Credit Agreement and Defaults arising under Section 6.9 due to failure to pay amounts due under the Subordination Note (collectively, the "Specified Defaults").


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         3.       CONDITIONS TO EFFECTIVENESS. This Agreement shall become
                  effective only upon the satisfaction or waiver of all of the following conditions precedent:

                  (a) The Borrowers, the Guarantors and the Lenders shall have duly executed and delivered this Agreement (whether the same or different copies) and the Agent shall have received a copy signed by each of the Borrowers and the Guarantors;

                  (b) The Agent shall have received the fees and expense reimbursements referred to in Section 16 hereof, a fee in the amount of $7,500 to Agent and warrants with a term of three years to purchase 100,000 shares of Holdings Common Stock at a purchase price of $1.50 per share (in the form attached hereto as Exhibit A);

                  (c) The Agent shall have received resolutions executed by the Board of Directors of the Borrowers approving this Agreement;

                  (d) The Borrowers shall have received $1,500,000.00 in immediately available funds as proceeds from the investment by a group of investors led by Cameron Worldwide Corp. (the "Cameron Transaction"), of which not less than $865,000 shall be available to tbe Borrowers as working capital;

                  (e) The Agent shall have received ratification of the existing intercreditor and subordination agreement;

                  (f) Agent shall have received a pro forma balance sheet and a statement of sources and uses of funds; and

                  (g) The Bank shall have received such other documents, opinions, approvals or appraisals as the Bank may reasonably request.

         4. REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders to enter into this Agreement, each of the Borrowers and the Guarantors hereby, jointly and severally, represent and warrant to the Lenders that (i) each has the full power, capacity, right and legal authority to execute, deliver and perform its respective obligations under this Agreement, and the other documents to which it is a party, and each of the Borrowers have taken all appropriate action necessary to authorize the execution and delivery of, this Agreement and the documents to which it is a party, (ii) this Agreement, the Credit Agreement and the other documents constitute legal, valid and binding obligations of each of the Borrowers and the Guarantors enforceable against such Borrower or Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the rights of creditors generally,
                  (iii) the representations and warranties contained in the Credit Agreement and in each of the other documents to which it is a party are true and correct on and as of the date hereof as though made on and as of such date, except for changes which have occurred and which were not prohibited by the terms of the Credit Agreement or as stated in this Agreement, (iv) no Default or Event of Default would result from the execution, delivery and


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                  performance by any Borrower and any Guarantor of this
                  Agreement, or any of the other documents to which it is a party, (v) except as described above or except with respect to the Subordinated Loan and the Becker Group Loan, none of the Borrowers or the Guarantors are in default in the payment of any of their respective obligations under any mortgage, indenture, security agreement, contract, undertaking or other agreement or instrument to which they are a party or which purports to be binding upon them or any of their respective properties or assets, which default would have a material adverse effect on the management, business, operations, properties, assets or condition (financial or otherwise) of any Guarantor, (vi) each of the Borrowers and the Guarantors is in compliance with all applicable statutes, laws, rules, regulations, orders and judgments, the contravention or violation of which would have a material adverse effect on the management, business, operations, properties, assets or condition (financial or otherwise) of any Borrower or on the properties, assets or condition (financial or otherwise) of any Guarantor, and (vii) no litigation or administrative proceeding of or before any court or governmental body or agency is now pending nor, to the best knowledge of any Borrower or any Guarantor upon reasonable inquiry, is any such litigation or proceeding now threatened against any Borrower or any Guarantor upon reasonable inquiry, is there a valid basis for the initiation of any such litigation or proceeding, which if adversely determined (after giving effect to all applicable insurance coverage then in existence) would have a material adverse effect on the business, assets or condition (financial or otherwise) of any Borrower or on the properties, asset or condition (financial or otherwise) of any Guarantor.

         5. WAIVER. Effective as of the date hereof, subject to the condition that this Agreement not be in default, Lenders agree to waive any and all rights they may have by virtue of the occurrence of any Event of Default arising due to the Specified Defaults whether such Event of Default is now existing or arising in the future, including but not limited to the right to declare the Obligations immediately due and payable.

         6. INTEREST AND FEES. The Lenders acknowledge that Borrowers and Holdings have not to date been charged the Default Rate of interest due to the Specified Defaults. Moreover, Lenders agree not to charge the Borrowers and Holdings any Default Rate of interest to which it may be entitled by virtue of Specified Defaults (whether now existing or subsequently occurring) from the original date of the Credit Agreement through June 23, 2000 (or June 23, 2001 if extended pursuant to Section 8) subject to the condition that this Agreement not be in default.

         7. FORBEARANCE. Effective as of the date hereof through August 24, 1998 (the "Forbearance Period"), and subject to the satisfaction of the conditions set forth in Section 3 hereof, the Lenders shall not seek to exercise any of their rights or remedies under the Credit Agreement based on any Specified Defaults including


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                  but not limited to statutory common law rights to offset.
                  Lenders will continue to provide financing to Borrowers pursuant to the terms of this Agreement on the terms described herein notwithstanding any Specified Default during the Forbearance Period subject to the condition that this Agreement not be in default.

         8.       FUTURE MODIFICATION OF CREDIT AGREEMENT.

                  (a) The Lenders will, upon review of projections submitted from time to time by the Borrowers and reasonably satisfactory to the Lenders, increase the maximum credit limit from $4,500,000 to up to $8,750,000, provided that such projections evidence the reasonable use of such increase and the Borrowers' reasonable ability to repay the same.

                  (b) During the Forbearance Period, the parties agree that Lenders will continue to advance sums pursuant to the Credit Agreement and not to exercise any of their rights to declare a Default or terminate the Credit Agreement so long as (I) Borrowers maintain Undrawn Availability (as defined in the Credit Agreement) equal to not less than $250,000, (II) there exist no Defaults except the Specified Defaults, and (III) there are no defaults under this Agreement. During the Forbearance Period, the parties will negotiate in good faith the restructure of the Credit Agreement to reflect the recapitalization of the Company in light of the Cameron Transaction and Agreements to the covenants contained therein. If after the expiration of the Forbearance Period, no agreement is reached as to the restructure of the Credit Agreement, the parties agree that the Credit Agreement will remain in place until June 23, 2000 (provided that if no Default or Event of Default has occurred under the Credit Agreement or this Agreement, the Borrowers may by written notice given between April 15, 2000 and June 1, 2000 extend such date to June 23, 2001), and Lenders agree not to exercise any of their rights to declare a Default due to a Specified Default whether now existing or arising in the future or terminate the Credit Agreement so long as (I) Borrowers maintain an Undrawn Availability equal to not less than $250,000 through October 31, 1998 and $400,000 thereafter (which amount will reduce to $300,000 at such time as the Company has two profitable quarters), (II) there exist no Defaults except for Specified Defaults, and (III) this Agreement is not in default. If and when the Credit Agreement expires on June 23, 2000 and the parties were unable to reach agreement as to the restructure of the Credit Agreement during the Forbearance Period, Borrowers shall not be obligated to pay Agent the early termination fee described in Section 13.1 of the Credit Agreement. If the Credit Agreement is terminated prior to such date, Section 13.1 shall apply and a termination fee will be due and payable.


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

         9. OVER-ADVANCE. For purposes of this Agreement, the parties agree that the over-advance shall be $900,000. The parties agree that said over-advance will be added to the Formula Amount during the Forbearance Period. Following the Forbearance Period, if no amendment to the Credit Agreement has been negotiated and executed by the parties thereto, this over-advance amount shall remain in place for six months following the Forbearance Period. Thereafter, $600,000 of the over-advance will be reduced to zero on a straight line amortized basis in 12 equal monthly installments, with the remaining balance, if any, on the over-advance payable on June 23, 2000.

         10.      OFFSET AND NEW CAPITAL.

                  (a) The parties hereto agree that unless there exists an Event of Default (other than a Specified Default), the Lenders will not exercise their contractual, statutory or common law rights of offset against the proceeds of the Cameron Transaction.

                  (b) On or before July 23, 1998, the Borrowers shall receive not less than $385,000 from equity investments, as working capital for the Borrowers. If such $385,000 is not received on or before August 2, 1998, the Lenders may declare an Event of Default to exist, provided that an Event of Default shall not be deemed to exist for failure to receive such amount prior to August 2, 1998.

         11. PAYMENT OF INDEBTEDNESS. Notwithstanding the language contained in Sections 6.9, 7.16 and 7.17 of the Credit Agreement, the Lenders agree to the payment by Holdings of $220,000 in satisfaction of the Becker Group Loans ($110,000 of which will be paid on the date hereof and $110,000 of which will be paid one year from the date of this Agreement). Moreover, notwithstanding anything contained in the Intercreditor and Subordination Agreement dated December 18, 1997 between Bankers Trust Company and the Agent (the "Intercreditor Agreement"), the Lenders agree and consent to the payment on the date hereof by Borrowers of $250,000 to Bankers Trust Company. Following the date hereof, the remaining indebtedness to Bankers Trust Company will be subject to the Intercreditor and Subordination Agreement; provided, however, if no default other than Specified Defaults are than existing or would be caused thereby, Agent agrees and consents to the repayment of the indebtedness to Bankers Trust Company as provided for in the Option and Forebearance Agreement among the Company, Bankers Trust Company and Automatic System Developers, Inc. dated the date hereof and attached as EXHIBIT A.

         12. INDEBTEDNESS TO AFFILIATE. Lenders acknowledge that Holdings has received a loan from Gary D. Horne, Chairman and Executive Officer of Holdings.


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                  Notwithstanding the provisions contained in Section 7.8 of the
                  Credit Agreement, the Lenders consent to such indebtedness and to the repayment of such indebtedness, if no Defaults other than Specified Defaults are then existing or would be caused thereby; provided, however, Mr. Horne's payments will be limited to $10,000 per month until the month after Holdings has three consecutive quarters in which it reports income before income taxes (as opposed to a loss before income taxes). Thereafter, the balance of Mr. Horne's indebtedness will be repaid in equal monthly installments over a three year period, if no Defaults other than Specified Defaults are then existing or would be caused thereby.

         13. CHANGE OF CONTROL. Lenders acknowledge that the Cameron Transaction will result in a Change of Control. Lenders agree that such Change of Control will not result in an Event of Default or accelerate repayment of the Obligations; provided that any further Change in Control shall constitute an Event of Default.

         14. AGREEMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. The undersigned hereby consents to the proposal by the Board of Directors to amend the Company's Certificate of Incorporation and Bylaws to provide for (i) the issuance of shares of Preferred Stock of Holdings to the Investors and (ii) the increase in the authorized capital. Copies of the Amendment are attached.

         15.      REFERENCE TO AND EFFECT ON THE DOCUMENTS.

                  (a) Except as specifically agreed herein, the Credit Agreement and all other Documents, and all other documents, agreements, instruments or writings entered into in connection therewith, shall remain in full force and effect and are hereby ratified, confirmed and acknowledged by each of the Borrowers and Guarantors. The agreements set forth above are limited precisely as written and shall not be deemed to (i) be a consent to any waiver or modification of any other term or condition of the Agreement or any documents delivered pursuant thereto or (ii) prejudice any right or rights which the Agent or Lender may now or in future have in connection with the Agreement or the other Documents.

                  (b) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Bank under any of the Documents, nor constitute a waiver or modification of any provision of any of the Documents, not a waiver of any now existing or hereafter arising Defaults or Events of Default, except as expressly stated in Sections 5, 8 and 9.



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         16.      FEES AND EXPENSES.

                  (a) Each of the Borrowers hereby agrees, jointly and severally, pay, or cause to be paid to, the Agent on demand all legal fees incurred by the Agent in connection with the negotiation, preparation, reproduction, execution and delivery of this Agreement and other Documents to be delivered hereunder such amounts not to exceed $20,000.00, and hereby instructs the Bank to pay by wire such legal fees upon the execution and delivery hereof.

                  (b) Each of the Borrowers hereby agrees to, jointly and severally, pay the Agent on demand for all costs, expenses, charges and taxes (other than any income taxes relating to income of the Bank), including, without limitation, all reasonable fees and disbursements of counsel, incurred by the Bank in connection with the administration and enforcement of this Agreement and the other Documents to be delivered hereunder.

         17. THIRD PARTY RELIANCE. No party to the Cameron Transaction or any other person other than a direct party thereto, shall be a third-party beneficiary of this Agreement, or shall be entitled to rely thereon.

         18. OTHER AGREEMENTS. Attached hereto are true and complete copies of all agreements and understandings entered into in connection with this Cameron Transaction, including without limitation between or among any of any Borrower, Holdings, the investors in the Cameron Transaction, Cameron, BT, the Becker Group, BlueStone and H.J. Meyers & Co., Inc.

         19. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard for its conflicts of laws principles.

         20. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of Agreement for any other purpose.

         21. SUCCESSORS. This Agreement shall be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.


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         22.      COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

                         [SIGNATURES ON FOLLOWING PAGE]



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                         AUTOMATIC SYSTEMS DEVELOPERS,
                                         INC.

                                         By: /S/ STANLEY F. ZUK
                                            ------------------------------------
                                         Name: Stanley F. Zuk
                                         Title: Chief Operating Officer

                                         HIGH TECHNOLOGY COMPUTERS, INC.

                                         By: /S/ STANLEY F. ZUK
                                            ------------------------------------
                                         Name: Stanley F. Zuk
                                         Title: Chief Operating Officer

                                         ASD GROUP, INC.

                                         By: /S/ STANLEY F. ZUK
                                            ------------------------------------
                                         Name: Stanley F. Zuk
                                         Title: Chief Operating Officer

                                         PNC BANK, NATIONAL
                                         ASSOCIATION, as Sole lender and agent

                                         By: /S/ LASZLO HADJU-NEMETH
                                            ------------------------------------
                                         Name: Laszlo Hadju-Nemeth
                                         Title: Sr. Vice President